Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statements No. 333-34746, No. 333-38020, No. 333-84958 and No. 333-121331 on Forms S-8 of our reports dated March 1, 2006, relating to the consolidated financial statements and financial statement schedule of Grant Prideco, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Grant Prideco, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Houston, Texas
March 1, 2006